Exhibit 99(a)(1)(A)
IDT CORPORATION

520 BROAD STREET

NEWARK, NEW JERSEY 07102

OFFER TO EXCHANGE
COMMON STOCK, PAR VALUE $.01 PER SHARE
FOR
CLASS B COMMON STOCK, PAR VALUE $.01 PER SHARE

THIS EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M, NEW YORK CITY TIME,
 ON JANUARY 4, 2011, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND
 TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).
 TENDERS MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

IDT Corporation, a Delaware corporation (“IDT”), is offering to exchange shares of its currently outstanding common stock, par value $.01 per share (the “Common Stock”), for shares of IDT Class B Common Stock, par value $.01 per share (the “Class B Stock”), on the terms and subject to the conditions set forth in this offer to exchange (this “Offer to Exchange”) and in the accompanying letter of transmittal (the “Letter of Transmittal”). For each outstanding share of Common Stock, we are offering to exchange one share of Class B Stock. We refer to this offer, on the terms and subject to the conditions set forth in this Offer to Exchange, as the “Exchange Offer.”

The Exchange Offer is subject to the conditions discussed under “Terms of the Exchange Offer — Conditions to the Exchange Offer” on page 18.

The Exchange Offer will expire at 5:00 p.m., New York City time, on January 4, 2011, unless the offer is extended. You may withdraw tendered Common Stock at any time prior to the Expiration Date.

Each share of Class B Stock entitles its holder to one-tenth of a vote on all matters to be voted on by the stockholders of IDT, while each share of Common Stock entitles its holder to one vote on all matters to be voted on by the stockholders of IDT. Each share of Class B Stock has the same rights to dividends and distributions as a share of Common Stock. Please see the section entitled “Material Differences Between Common Stock and Class B Stock,” for a more complete description of the differences between the Common Stock and the Class B Stock.

Following the consummation of the Exchange Offer, if a sufficient number of shares of Common Stock are tendered, the New York Stock Exchange (the “NYSE”) may delist or we may seek to delist the Common Stock from the NYSE and de-register the Common Stock under the Securities Exchange Act of 1934 as amended and the rules and regulations thereunder (the “Exchange Act”).  Because the Class B Stock will remain registered, even if such steps were taken, IDT’s reporting obligations will remain primarily as they are now, but the benefits of such listing and registration will not be available to holders of Common Stock.

In addition, following the consummation of the Exchange Offer, if less than all of the Common Stock is tendered in the Exchange Offer, we intend to seek approval of our stockholders to amend our certificate of incorporation so that each remaining share of Common Stock will automatically be converted and reclassified into one share of Class B Stock. If the Exchange Offer and recapitalization are consummated, we will no longer have any shares of Common Stock authorized or outstanding and will only have two classes of common stock remaining – our Class A Common Stock, par value $.01 per share (“Class A Stock”), and Class B Stock.

As of December 1, 2010, 3,728,654 shares of Common Stock, 15,627,810 shares of Class B Stock and 3,272,326 shares of Class A Stock, were issued and outstanding, and all calculations of percentage ownership in this Offer to Exchange are based on such numbers of outstanding shares. The Class B Stock and the Common Stock are traded on the NYSE under the symbols “IDT” and “IDT.C”, respectively.

You should consider carefully the Risk Factors beginning on page 16 of this Offer to Exchange and the Special Factors beginning on page 11 of this Offer to Exchange before you decide whether to participate in the Exchange Offer. You must make your own decision as to whether to tender Common Stock in the Exchange Offer in light of your own particular circumstances, taking into account your determination as to the value of the consideration to be received. NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE EXCHANGE OFFER, PASSED UPON THE MERITS OR FAIRNESS OF THE EXCHANGE OFFER OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURES IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Newark, New Jersey

December 2, 2010

We are relying on Section 3(a)(9) of the Securities Act of 1933, as amended, which we refer to herein as the  “Securities Act,”  to exempt the Exchange Offer from the registration requirements of the Securities Act. Section 3(a)(9) provides that the registration requirements of the Securities Act will not apply to “any security exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.” We have no contract, arrangement or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the Exchange Offer.

 No dealer, salesman or other person has been authorized to give any information or to make any representations with respect to the matters described in this Offer to Exchange, other than those contained in, or incorporated by reference into, this Offer to Exchange. If given or made, such information or representations may not be relied upon as having been authorized by us.

This Offer to Exchange is submitted to holders for informational use solely in connection with their consideration of the Exchange Offer. Its use for any other purpose is not authorized. The Offer to Exchange may not be copied or reproduced in whole or in part nor may it be distributed or any of its contents be disclosed to anyone other than the holder to whom it is submitted.

In making an investment decision, holders must rely on their own examination of us and the terms of the Exchange Offer, including the merits and risks involved. The information contained in this Offer to Exchange is correct in all material respects as of the date hereof. Neither the delivery of this Offer to Exchange nor the consummation of the Exchange Offer will create the implication that the information contained herein is correct at any time after the date hereof, however, if a material change occurs in the information contained in this Offer to Exchange, we will disseminate promptly disclosure of the change to you. Our business, financial condition, results of operations and prospects may change after that date. No representation is made to any holder regarding the legality of an investment in the Class B Stock under any applicable legal investment or similar laws or regulations. The contents of this Offer to Exchange are not to be construed as legal, financial or tax advice. Holders should consult their own attorneys, financial advisors or tax advisors as to legal, financial or tax advice with respect to the Exchange Offer.

Questions regarding the Exchange Offer, requests for assistance in tendering your Common Stock or requests for additional copies of this Offer to Exchange circular or the Letter of Transmittal should be directed to Bill Ulrey, Vice President–Investor Relations and External Affairs, at 973-438-3838. Holders of Common Stock may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Exchange Offer.

SUMMARY TERM SHEET

IDT is offering to exchange its outstanding shares of common stock, par value $.01 per share (which is referred to as the “Common Stock”), for shares of its Class B Common Stock, par value $.01 per share (which is referred to as the “Class B Stock”), as further described herein, upon the terms and subject to the conditions set forth in this Offer to Exchange and the accompanying Letter of Transmittal. This Summary Term Sheet highlights selected information contained in this Offer to Exchange and may not contain all of the information that is important to you. You are urged to read this entire Offer to Exchange carefully, including any Schedules.  In addition, we incorporate by reference important business and financial information about us into this Offer to Exchange. You may obtain the information incorporated by reference into this Offer to Exchange without charge by following the instructions in the section entitled “Documents Incorporated by Reference.” In this Offer to Exchange, the terms “we,” “us,”“our,””IDT,” and “Company” refer to IDT Corporation.  Stockholders of IDT, other than Mr. Howard S. Jonas and his affiliates are referred to as “IDT’s unaffiliated stockholders.”

About IDT
We are a multinational holding company with operations primarily in the telecommunications and energy industries. Our principal businesses consist of:

• IDT Telecom, which is comprised of Telecom Platform Services and Consumer Phone Services. Telecom Platform Services provides various telecommunications services including prepaid and rechargeable calling cards, a range of voice over Internet protocol (VoIP) communications services and wholesale carrier services. Consumer Phone Services provides consumer local and long distance services in the United States; and

• Genie Energy, which is comprised of IDT Energy and Genie Oil & Gas (formerly called “Alternative Energy”). IDT Energy operates our energy services company that resells electricity and natural gas to residential and small business customers in New York State, and, to a lesser degree, in New Jersey and Pennsylvania. Genie Oil & Gas consists of (1) American Shale Oil Corporation which holds and manages our 50% interest in American Shale Oil, LLC, our shale oil initiative in Colorado, and (2) our 89% interest in Israel Energy Initiatives, Ltd., our shale oil initiative in Israel.

We also hold assets including real estate and operate other smaller or early-stage initiatives and operations, such as Zedge.net and Fabrix T.V., Ltd.

Our principal executive office is located at 520 Broad Street, Newark, New Jersey 07102, and our phone number is 973-438-1000.
Purpose of the Exchange Offer
The purpose of the Exchange Offer is to allow our stockholders the opportunity to exchange their shares of Common Stock for shares of Class B Stock. The principal reason for the Exchange Offer is to provide our Common Stockholders with a class of stock which is more liquid, and which we feel better reflects the inherent value of a share of our capital stock, as there is a lack of liquidity in the Common Stock trading market, while the current trading volume of the Class B Stock is at substantially greater levels. During the year prior to our announcement of this Exchange Offer, the Common Stock on average had a closing price that was 18.7% below that of the Class B Stock. We do not believe that that the difference in value of the Common Stock and the Class B Stock is due to a difference in the relative fundamental rights of those classes of equity.  The Common Stock and Class B Stock share the same equity rights.  While the Common Stock has one vote per share and the Class B Stock has one-tenth of a vote per share (which, all other factors being equal, would argue for a relatively higher value on the Common Stock than the Class B Stock), due to the control by Howard Jonas, our Chairman and Chief Executive Officer, of approximately 76.1% of the voting rights of all of our outstanding shares of capital stock, and thereby over substantially all matters to be voted upon by our stockholders, we do not believe that the disparate voting rights is given significant weight by our stockholders. Rather, we attribute the difference in value of the Common Stock and Class B Stock to the disparity in trading volume and relative liquidity in the trading markets.

Further, IDT has been presented anecdotal evidence suggesting that there has been confusion about our capital structure and the identity of the Common Stock and Class B Stock.

For a detailed description of the purpose of the Exchange Offer, see “Special Factors — Purpose of and Reasons for the Exchange Offer” below. For a detailed description of differences between the Common Stock and the Class B Stock, see “Description of Class B Stock - Material Differences Between Common Stock and Class B Stock” below.

Terms of the Exchange Offer	For each share of Common Stock tendered, we are offering to exchange one share of Class B Stock listed on the NYSE and trading under the symbol “IDT”.
Position of IDT as to Fairness of the Exchange Offer
Our Board of Directors has determined that the Exchange Offer is fair to IDT’s unaffiliated stockholders who tender their shares for exchange. The Board believes that the Exchange Offer is fair for a number of reasons. Firstly, holders of Common Stock who tender their shares of Common Stock will receive shares of Class B Stock which, prior to our announcement of this Exchange Offer, traded at a premium to the price of the Common Stock. Additionally, the Board has determined that such price disparity between the Common Stock and the Class B Stock was not due to any fundamental differences between the two classes of stock, but rather a result of the relatively lower amount of outstanding shares of Common Stock and its low volume of trading activity. In the Board’s opinion, the Exchange Offer will help eliminate the confusion and disparate market conditions for the Common Stock and Class B Stock, making it fairer for both holders of Common Stock and holders of Class B Stock. The Board has not made any specific determination as to the value of the consideration to be received by tendering stockholders. Accordingly, you must make your own decision as to whether to tender Common Stock in the Exchange Offer in light of your own particular circumstances, taking into account your determination as to the value of the consideration to be received.

None of IDT’s directors other than Mr. Jonas owns shares of Common Stock to tender in the Exchange Offer.
See “Special Factors — Reasons for the Board’s Position as to the Exchange Offer; Factors Considered” and “Special Factors — Position of IDT as to the Fairness of the Exchange Offer.”
Interest of IDT Directors and Executive Officers with Respect to the Exchange Offer and Effect on Ownership Structure of IDT
Mr. Jonas has indicated that, except as set forth below, he will not tender his shares of Common Stock in the Exchange Offer.  In the event that all other shares of Common Stock have been validly tendered and not properly withdrawn in the Exchange Offer, Mr. Jonas has indicated that he will tender all shares of Common Stock he controls.  Further, depending on the number of shares of Common Stock that are validly tendered and not properly withdrawn, Mr. Jonas has indicated that he may tender some portion of the shares of Common Stock he controls so as to facilitate the contemplated recapitalization discussed below.  In any event, Mr. Jonas has indicated that he intends to vote all shares of Common Stock (as well as all shares of Class B Stock and Class A Stock) over which he exercises voting control in favor of an amendment to our certificate of incorporation, pursuant to which all remaining shares of Common Stock (including Mr. Jonas’) will be automatically converted and reclassified into shares of Class B Stock, which we intend to effect if the Minimum Condition is met and we consummate the Exchange Offer.

Joyce Mason, our Executive Vice President, General Counsel and Secretary and Mr. Jonas’ sister, has indicated that she will tender the 5,005 shares of Common Stock she beneficially holds.

Additionally, Mr. Jonas has agreed to ensure that his voting power will not increase due to the Exchange Offer and subsequent recapitalization, as described in “Amendment of Certificate of Incorporation; Other Post-Exchange Offer Actions”.

As of the date of the Offer to Exchange, Mr. Jonas directly and indirectly beneficially owned 1,491,713 shares of Common Stock, representing approximately 40% of the outstanding Common Stock (and 68% assuming conversion of all 3,272,326 shares of Class A Stock held by Mr. Jonas into Common Stock), 1,825,329 shares of Class B Stock, representing approximately 11.7% of the outstanding Class B Stock, and 3,272,326 shares of Class A Stock, representing 100% of the outstanding Class A Stock together, representing approximately 76.1% of the combined voting power of all of our outstanding equity securities .

See “Interests of Certain Persons in the Exchange Offer – IDT Directors and Executive Officers in the Exchange Offer.”
Minimum Condition
The Exchange Offer will not be consummated unless at least 1,115,970 shares of Common Stock are validly tendered and not properly withdrawn in the Exchange Offer by IDT’s unaffiliated stockholders (the “Minimum Condition”). The Minimum Condition is not waivable.

Amendment of Certificate of Incorporation
If the Minimum Condition is met and if all shares of Common Stock are not tendered in the Exchange Offer, following the Exchange Offer, we intend to seek approval of our stockholders to amend our certificate of incorporation so that each remaining share of Common Stock will automatically be converted and reclassified into one share of Class B Stock (the “Amendment”). If the Exchange Offer and recapitalization are consummated, we will no longer have any shares of Common Stock authorized or outstanding and will only have two classes of common stock remaining – our Class A Stock and Class B Stock (the “Recapitalization”).

Upon such automatic conversion, each share of Common Stock controlled by Mr. Jonas not tendered in the Exchange Offer would also be converted into one share of Class B Stock. Mr. Jonas has indicated that he intends to vote all of the shares of Common Stock not tendered in the Exchange Offer (as well as the shares of Class B Stock and Class A Common Stock) over which he exercises voting control in favor of the Amendment.

Howard Jonas Limitation on Voting Power
Mr. Jonas has agreed to ensure that his voting power will not increase due to the Exchange Offer and the Recapitalization. During the pendency of the Exchange Offer and Recapitalization, this will be accomplished through an agreement, whereby Mr. Jonas agrees not to exercise certain voting power of shares of Class A Stock over which he exercises voting control, to the extent that it would result in his exercising more than 76.1% of the total voting power of all outstanding capital stock of IDT.  Either in connection with, or immediately following the Exchange Offer and Recapitalization, Mr. Jonas will exchange all of the shares of Common Stock he controls for shares of Class B Stock and a number of shares of Class A Stock (which is entitled to three votes per share) for shares of Class B Stock so that, following all such steps, his percentage voting power will remain the same as it was immediately prior to the Exchange Offer.

Genie Spin-off
Our Board of Directors has directed our management to pursue a spin-off of our Genie Energy division (“Genie”), which we intend to consummate at some point after the consummation of the Exchange Offer and the contemplated recapitalization of our capital stock structure described above.  The spinoff of Genie under consideration is intended to be tax-free to IDT stockholders. The capital structure of Genie following its spin-off is intended to mirror our capital structure immediately prior to Genie’s spin-off – which will have two classes of common stock with shares outstanding if the Exchange Offer and/or recapitalization are consummated (eliminating the Common Stock altogether), or three classes of common stock if the Exchange Offer is not consummated and we do not amend our certificate of incorporation as described above. However, as we often explore potential transactions to benefit IDT and our stockholders, we cannot predict the precise method of such spin-off transaction, the ultimate class structure of the to-be spun-off entity or whether the contemplated spin-off transaction will be actually consummated. Therefore, by tendering your shares of Common Stock in the Exchange Offer, if you are a record holder of Class B Stock as of the record date of the Genie spin-off, you will be entitled to receive a Genie security with the rights of our Class B Stock. If you do not tender and the recapitalization is not consummated, upon the spin-off of Genie, you would receive shares of Genie with rights corresponding to our Common Stock.

Subsequent Offering Period
If a sufficient number of shares of Common Stock are tendered in the Exchange Offer by IDT’s unaffiliated stockholders such that the Common Stock may be delisted from the NYSE, then we may declare a subsequent offering period to allow all of IDT’s unaffiliated stockholders to tender before the Common Stock is delisted.

See “Special Factors — Certain Effects of the Exchange Offer — Effect on Ownership Structure of IDT.”

Terms of the Class B Stock
The Class B Stock generally has the same rights as the Common Stock except holders of shares of Class B Stock are entitled to one-tenth of one vote for each share on all matters to be voted on by stockholders while holders of Common Stock are entitled to one vote for each share on all matters to be voted on by stockholders. Further, each share of our Class A Stock may be converted, at any time and at the option of the holder, into one share of Common Stock while each share of Class B Stock may be converted, at any time and at our option into one fully paid non-assessable share of Common Stock, provided that all shares of Class B Stock are so converted. Holders of Class B Stock are also entitled to share ratably in dividends, if any, as may be declared from time to time by our Board of Directors, in its discretion, from funds legally available therefor.  Other than our right to so convert the Class B Stock, there are no conversion or redemption rights or sinking fund provisions with respect to the Class B Stock.

See “Description of Class B Stock - Material Differences Between Common Stock and Class B Stock.”

Conditions to the Exchange Offer
The Exchange Offer is subject to the non-waivable Minimum Condition that at least 1,115,970 shares of Common Stock are validly tendered and not properly withdrawn by IDT’s unaffiliated stockholders, as well as other conditions. A more detailed discussion of the general conditions to consummation of the Exchange Offer is contained in “Terms of the Exchange Offer — Conditions to the Exchange Offer.”

Expiration of the Exchange Offer; Withdrawal Rights
The Exchange Offer will expire at 5:00 p.m., New York City time, on January 4, 2011, or any subsequent date to which we extend it (the “Expiration Date”). We, in our sole discretion, may extend the Expiration Date for any reason. We will extend the duration of the Exchange Offer as required by applicable law. We will announce any extensions by press release or other permitted means by no later than 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Date. A stockholder may withdraw shares of Common Stock tendered pursuant to the Exchange Offer at any time prior to the Expiration Date and, if not yet accepted for exchange, at any time after January 31, 2011, which is forty business days from the commencement of the Exchange Offer.

Acceptance of Tendered Common Stock and Exchange for Class B Stock
Upon the terms of the Exchange Offer and subject to the satisfaction or waiver of the conditions to the Exchange Offer specified herein under “Terms of the Exchange Offer — Conditions to the Exchange Offer,”  we will:

• accept for exchange all shares of Common Stock validly tendered (or defectively tendered, if we have waived such defect) and not properly withdrawn; and
• promptly issue one share of Class B Stock in consideration for each share of Common Stock accepted for exchange.
Certain United States Federal Income Tax Considerations
In general, if you exchange your Common Stock for Class B Stock you will not recognize gain or loss for United States federal income tax purposes.

For more information regarding the tax consequences to you as a result of the Exchange Offer, see “Certain United States Federal Income Tax Considerations.”

Appraisal Rights	Holders of Common Stock are not entitled to appraisal rights in connection with the Exchange Offer.
Waiver, Amendment and Termination
We reserve the right, subject to applicable law, to waive any and all conditions to the Exchange Offer, extend or terminate the Exchange Offer or otherwise amend, modify or interpret the terms of the Exchange Offer, other than the Minimum Condition which is not waivable.

Market/Trading
The Common Stock and Class B Stock are traded on the NYSE under the symbols “IDT.C” and “IDT”, respectively.  The last reported sale price of each of the Common Stock and Class B Stock on December 1, 2010 was $22.00 and $22.20 per share, respectively. We will submit a request to have the Class B Stock to be distributed in exchange for tendered shares of Common Stock, which are currently held in our treasury, to be re-listed on the NYSE.

Over the six months prior to the date of this Offer to Exchange, the closing price of the Common Stock was consistently lower than the Class B Stock. The closing price of the Common Stock on the last trading day of each of the preceding six months (June-November) was $9.95, $15.16, $11.90, $14.68 $11.56 and $20.64, respectively,  while the closing price of the Class B Stock on such days was $12.75,  $18.52, $14.50, $17.79 $14.68 and $20.79, respectively.

Brokerage Commissions
No brokerage commissions are payable by the holders of the Common Stock to the Exchange Agent or us. If your Common Stock is held through a broker or other nominee who tenders the Common Stock on your behalf, your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply.

Fees and Expenses	We estimate that the total fees and expenses of the Exchange Offer will be approximately $54,748
Consequences of Not Tendering Common Stock
If you do not tender your shares of Common Stock in the Exchange Offer, you will continue to hold such shares. However, if we consummate the Exchange Offer, we intend to amend our certificate of incorporation so that each remaining share of Common Stock will automatically be converted and reclassified into one share of Class B Stock, thereby eliminating the Common Stock altogether. In the event we do not so amend our certificate of incorporation, there will be fewer shares of our Common Stock held by IDT’s unaffiliated stockholders, and there will therefore likely be fewer transactions in Common Stock. If the Common Stock does not meet the NYSE’s continued listing requirements, it may be delisted. A lack of an active trading market may have an adverse effect on the trading price of our Common Stock.  We may also seek to delist the Common Stock from the NYSE and de-register the Common Stock under the Exchange Act.  See “Special Factors — Certain Effects of the Exchange Offer — Effects on Listing, Registration and Status of IDT Common Stock.”

Use of Proceeds
We will not receive any cash proceeds from the Exchange Offer. Common Stock that is validly tendered and not properly withdrawn, and exchanged pursuant to the Exchange Offer, will be transferred into our treasury.  If the Recapitalization is consummated, such shares will be eliminated from our authorized capital.

Exchange Agent	American Stock Transfer & Trust Company, LLC 6201 15th Avenue Brooklyn, NY 11219 (877) 248-6417
Further Information
If you have questions regarding the Exchange Offer, require assistance in tendering your Common Stock or require additional copies of the Offer to Exchange or the Letter of Transmittal, please contact Bill Ulrey, Vice President–Investor Relations and External Affairs, by phone at (973) 438-3838, or by mail addressed to Bill Ulrey, Vice President–Investor Relations and External Affairs, at 520 Broad Street, Newark, NJ 07102. Holders of Common Stock may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Exchange Offer.

CERTAIN QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

The following questions and answers are for your convenience only, and briefly address some commonly asked questions about the Exchange Offer. You should still carefully read this entire Offer to Exchange, including the attached Schedule.

Q:	Why am I receiving these materials?

A:	We are providing these materials to provide you with information regarding our offer to exchange outstanding shares of our Common Stock that you currently hold for shares of our Class B Stock.

Q:	How many shares of Common Stock are sought to be tendered in the Exchange Offer? Is it a condition to the Exchange Offer?

A:	We are offering to exchange all outstanding shares of Common Stock.

The consummation of the Exchange Offer is conditioned upon the non-waivable Minimum Condition that at least 1,115,970 shares of Common Stock are validly tendered and not properly withdrawn by IDT’s unaffiliated stockholders.

Q:	What are the effects of the Exchange Offer on the ownership structure and voting power of IDT?

A:
Mr. Jonas has indicated that, except as set forth below, he will not tender his shares of Common Stock in the Exchange Offer.  In the event that all other shares of Common Stock have been validly tendered and not properly withdrawn in the Exchange Offer, Mr. Jonas has indicated that he will tender all shares of Common Stock he controls.  Further, depending on the number of shares of Common Stock that are validly tendered and not properly withdrawn, Mr. Jonas has indicated that he may tender some portion of the shares of Common Stock he controls so as to facilitate the Recapitalization. In any event, Mr. Jonas has indicated that he intends to vote all shares of Common Stock (as well as all shares of Class B Stock and Class A Stock) over which he exercises voting control in favor of the Amendment, pursuant to which all remaining shares of Common Stock (including Mr. Jonas’) will be automatically converted and reclassified into shares of Class B Stock, which we intend to effect if the Minimum Condition is met and we consummate the Exchange Offer, as described below.

Additionally, Mr. Jonas has agreed to ensure that his voting power will not increase due to the Exchange Offer and the Recapitalization. During the pendency of the Exchange Offer and Recapitalization, this will be accomplished through an agreement, whereby Mr. Jonas agrees not to exercise certain voting power of shares of Class A Stock over which he exercises voting control, to the extent that it would result in his exercising more than 76.1% of the total voting power of all outstanding capital stock of IDT.  Either in connection with, or immediately following the Exchange Offer and Recapitalization, Mr. Jonas will exchange all of the shares of Common Stock he controls for shares of Class B Stock and a number of shares of Class A Stock (which is entitled to three votes per share) for shares of Class B Stock so that, following all such steps, his percentage voting power will remain the same as it was immediately prior to the Exchange Offer.

As of the date of the Offer to Exchange, Mr. Jonas directly and indirectly beneficially owned 1,491,713 shares of Common Stock, representing approximately 40% of the outstanding Common Stock (and 68% assuming conversion of all 3,272,326 shares of Class A Stock held by Mr. Jonas into Common Stock), and 1,825,329 shares of Class B Stock, representing approximately 11.7% of the outstanding Class B Stock, and 3,272,326 shares of Class A Stock, representing 100% of the outstanding Class A Stock, together representing approximately 76.1% of the combined voting power of all of our outstanding equity securities.

Q:	What will I receive in the Exchange Offer if I tender my shares and they are accepted?

A:	You will receive one share of Class B Stock for each share of Common Stock tendered.

Q:	What are the terms of the Class B Stock?

A:
The Class B Stock generally has the same rights as the Common Stock except holders of shares of Class B Stock are entitled to one-tenth of one vote for each share on all matters to be voted on by the stockholders while holders of Common Stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Further, each share of Class A Stock may be converted, at any time and at the option of the holder, into one share of Common Stock while each share of Class B Stock may be converted, at any time and at our option into one fully paid non-assessable share of Common Stock, provided that all shares of Class B Stock are so converted. Holders of Class B Stock are also entitled to share ratably in dividends, if any, as may be declared from time to time by our Board of Directors, in its discretion, from funds legally available therefor.  Other than our right to so convert the Class B Stock, there are no conversion or redemption rights or sinking fund provisions with respect to the Class B Stock.

Q:	Will the Class B Stock be freely tradable? Will it be listed on a securities exchange?

A:
Shares of Class B Stock will be freely tradable and are currently listed on the NYSE under the symbol “IDT”. We will submit a request to have the Class B Stock to be distributed in exchange for tendered shares of Common Stock, which are currently held in our treasury, to be re-listed on the NYSE.

Q:	What protections will I have if I decide I do not want to tender my shares?

A:
None.  If sufficient holders of shares of our Common Stock tender, then our Common Stock may be delisted from the NYSE and no public trading market will exist for our Common Stock. In addition, if the Minimum Condition is met, we intend to amend our certificate of incorporation so that each remaining share of Common Stock will automatically be converted and reclassified into one share of Class B Stock, thereby eliminating the Common Stock altogether.

Q:	Do I have a choice in whether to tender my shares?

A:	Yes. Holders of Common Stock are not required to tender their shares pursuant to the Exchange Offer.

Q:	How long do I have to decide if I want to tender my shares, or withdraw previously tendered shares?

A:	Unless extended or terminated, the Exchange Offer and withdrawal rights expire at 5:00 p.m., New York City time, on January 4, 2011.

Q:	Under what circumstances can the Exchange Offer be extended, and how will I be notified of such extension?

A:
We, in our sole discretion, may extend the Expiration Date for any reason. We will also extend the duration of the Exchange Offer as required by applicable law. We will announce any extensions by press release or other permitted means by no later than 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Date.

Additionally, if a sufficient number of shares of Common Stock are tendered in the Exchange Offer by IDT’s unaffiliated stockholders such that the Common Stock may be delisted from the NYSE, then we may declare a subsequent offering period to allow all of IDT’s unaffiliated stockholders to tender before the Common Stock is delisted.

Q:	Does IDT recommend that I tender shares in the Exchange Offer?

A:	The Board of Directors has approved the Exchange Offer. However, neither we nor our Board of Directors makes any recommendation as to whether or not stockholders should tender.

Q:	How do I tender my Common Stock?

A:
To tender shares of Common Stock, you must deliver a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, together, in the case of certificated shares, with the certificates representing your shares, to American Stock Transfer & Trust Company, LLC, the Exchange Agent for the Exchange Offer, not later than the time the Exchange Offer expires. The Letter of Transmittal is enclosed with this Offer to Exchange. If your shares are held in street name (i.e., through a broker, dealer or other nominee), your shares can be tendered by your nominee by book-entry transfer through The Depository Trust Company (“DTC”). If you are unable to deliver any required document or instrument to the Exchange Agent by the expiration of the Exchange Offer, you may have a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Exchange Agent by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Exchange Agent must receive the missing items within three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery. In all cases, tendered shares of Common Stock will be exchanged for shares of Common Stock only after timely receipt by the Exchange Agent of such shares (or of a confirmation of a book-entry transfer of such shares as described in “Terms of the Exchange Offer — Procedures for Tendering”) and a properly completed and duly executed Letter of Transmittal and any other required documents for such shares.

Q:	How do I withdraw previously tendered shares?

A:
A stockholder may withdraw shares of Common Stock tendered pursuant to the Exchange Offer at any time prior to the Expiration Date. For a withdrawal of shares of Common Stock to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at its address set forth on the back cover of this Offer to Exchange. See “Terms of the Exchange Offer — Withdrawal Rights.”

Q:	What is the market value of my shares as of a recent date?

A:
The last reported closing sale price of our Common Stock as reported by the NYSE on December 1, 2010, the last trading day before the date of this Offer to Exchange, was $22.00 per share. The closing price of the Common Stock on the last trading day of each of the preceding six months (June-November) was $9.95, $15.16, $11.90, $14.68, $11.56 and $20.64, respectively.

Q:	How soon after the Expiration Date will the exchange take place?

A:
The exchange is expected to occur promptly following the Expiration Date, at which time we will issue one share of our Class B Stock in consideration for each share of Common Stock accepted for exchange in the Exchange Offer.

Q:	Who can answer my questions?

A:
If you would like additional copies, without charge, of this Offer to Exchange, or if you have questions regarding the Exchange Offer or require assistance in tendering your Common Stock, please contact Bill Ulrey, Vice President–Investor Relations and External Affairs, by phone at (973) 438-3838, or by mail addressed to Bill Ulrey, Vice President–Investor Relations and External Affairs, at 520 Broad Street, Newark, NJ 07102. Holders of Common Stock may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Exchange Offer.

SPECIAL FACTORS

Purpose of and Reasons for the Exchange Offer

The purpose of the Exchange Offer is to allow our stockholders the opportunity to exchange their shares of Common Stock for shares of our Class B Stock. The principal reason for the Exchange Offer is to provide holders of our Common Stock the opportunity to hold a class of stock which is more liquid than their current holdings in Common Stock, and which we feel better reflects the inherent value of a share of our capital stock.  There is currently, and for some time there has been, a lack of liquidity in the Common Stock trading market, due, we believe, to the relatively small number of shares of Common Stock that are held by non-affiliates and the resulting low volume of trading activity.  At the same time, the current trading volume of our Class B Stock is at substantially greater levels, due to the greater number of shares of Class B Stock that are outstanding and the greater number of shares of Class B Stock that are held by non-affiliates. As of October 21, 2010, there were 13,012,374 shares of Class B Stock held by non-affiliates and 2,236,942 shares of Common Stock held by non-affiliates.  The average daily trading volumes from November 24, 2009 through November 24, 2010 for the Common Stock and Class B Stock were 9,847 shares and 258,126 shares, respectively.  During that same time period the average adjusted closing prices for the Common Stock and Class B Stock were $8.83 and $10.66, respectively.  For the thirty and ninety trading day periods preceding our announcement of the Exchange Offer on November 5, 2010, the average daily trading volume of the Common Stock was 3,930 shares and 9,154 shares, respectively, while the average daily trading volume of the Class B Stock was 221,847 shares and 400,823 shares, respectively. Over the same time periods, the average closing prices for the Common Stock were $12.91 and $13.22, respectively while the average closing prices for the Class B Stock over the same periods were $15.99 and $16.24, respectively. We do not believe that that the difference in value of the Common Stock and the Class B Stock is due to a difference in the relative fundamental rights of those classes of equity. The Common Stock and Class B Stock share the same equity rights. While the Common Stock has one vote per share and the Class B Stock has one-tenth of a vote per share (which, all other factors being equal would argue for a relatively higher value on the Common Stock than the Class B Stock), due to the control by  Howard Jonas, our Chairman and Chief Executive Officer, of approximately 76.1% of the voting rights of all of our outstanding shares of capital stock, and thereby  over substantially all matters to be voted upon by our stockholders, we do not believe that the disparate voting rights is given significant weight by our stockholders. We, therefore, concluded that the price disparity is related to relative illiquidity in the trading market for the Common Stock. We believe that this was a penalty being borne by the holders of Common Stock and that an exchange of shares of Class B Stock that are held in our treasury and which do not currently form a part of the public float of the Company for outstanding shares of Common Stock would benefit the Common Stockholders without any negative impact on the Class B Stockholders. In fact, following our announcement of the Exchange Offer (as well as several other items) on November 5, 2010, the closing price for the Common Stock increased from $11.85 on November 4, 2010, to $17.17 on November 8, 2010 (the first trading day after the announcement of the Exchange Offer) and to $22.00 on December 1, 2010, with no corresponding decrease in the closing price for the Class B Stock, which was $14.66 on November 4, 2010, $17.29 on November 8, 2010 and $22.20 on December 1, 2010.

In addition, anecdotal evidence suggests that there has been confusion among shareholders, potential shareholders, the financial media and other members of the financial community with respect to our capital structure and the identity of the Common Stock and Class B Stock. We believe that the use of different trading symbols for the Common Stock and Class B Stock (IDT.C and IDT) has contributed to the confusion, given that these trading symbols have been reproduced, recorded or described in different ways by various sources.  This confusion, we believe, has led to certain investors purchasing a class of stock they did not wish to own, particularly in light of the lower price for the Common Stock as compared to the Class B Stock.  Given the lack of liquidity in the trading market for the Common Stock and the inability to convert from Common Stock to Class B Stock, this has resulted in frustrated investors.

Opportunity to Exchange Common Stock for Class B Stock

As a result of the Exchange Offer, each stockholder will have the choice of retaining his, her or its shares of Common Stock or exchanging such shares for Class B Stock. However, if we consummate the Exchange Offer, we intend to amend (the “Amendment”) our certificate of incorporation so that each remaining share of Common Stock will automatically be converted and reclassified into one share of Class B Stock, thereby eliminating the Common Stock altogether. In the event we do not so amend our certificate of incorporation, there will be fewer shares of our Common Stock held by IDT’s unaffiliated stockholders, and there will therefore likely be fewer transactions in Common Stock. If the Common Stock does not meet the NYSE’s continued listing requirements, it may be delisted. A lack of an active trading market may have an adverse effect on the trading price of our Common Stock.  We may also seek to delist the Common Stock from the NYSE and de-register the Common Stock under the Exchange Act. Please see the section entitled “Material Differences Between Common Stock and Class B Stock” for a description of the differences between the Common Stock and the Class B Stock.

Certain Effects of the Exchange Offer

Effect on Ownership Structure of IDT and the Voting Power of Mr. Jonas

Mr. Jonas has indicated that, except as set forth below, he will not tender his shares of Common Stock in the Exchange Offer.  In the event that all other shares of Common Stock have been validly tendered and not properly withdrawn in the Exchange Offer, Mr. Jonas has indicated that he will tender all shares of Common Stock he controls.  Further, depending on the number of shares of Common Stock that are validly tendered and not properly withdrawn, Mr. Jonas has indicated that he may tender some portion of the shares of Common Stock he controls so as to facilitate the Recapitalization discussed below.  In any event, Mr. Jonas has indicated that he intends to vote all shares of Common Stock (as well as all shares of Class B Stock and Class A Stock) over which he exercises voting control in favor of the Amendment, pursuant to which Mr. Jonas’ shares of Common Stock (as well as all other shares of remaining Common Stock) will be automatically converted and reclassified into shares of Class B Stock, provided the Minimum Condition is met and we consummate the Exchange Offer.

Additionally, Mr. Jonas has agreed to ensure that his voting power will not increase due to the Exchange Offer and the Recapitalization. During the pendency of the Exchange Offer and Recapitalization, this will be accomplished through an agreement, whereby Mr. Jonas agrees not to exercise certain voting power of shares of Class A Stock over which he exercises voting control, to the extent that it would result in his exercising more than 76.1% of the total voting power of all outstanding capital stock of IDT.  Either in connection with, or immediately following the Exchange Offer and Recapitalization, Mr. Jonas will exchange all of the shares of Common Stock he controls for shares of Class B Stock and a number of shares of Class A Stock (which is entitled to three votes per share) for shares of Class B Stock so that, following all such steps, his percentage voting power will remain the same as it was immediately prior to the Exchange Offer.

As of the date of the Offer to Exchange, Mr. Jonas directly and indirectly beneficially owned 1,491,713 shares of Common Stock, representing approximately 40% of the outstanding Common Stock (and 68% assuming conversion of all 3,272,326 shares of Class A Stock held by Mr. Jonas into Common Stock) and 1,825,329  shares of Class B Stock, representing approximately 11.7% of the outstanding Class B Stock, and 3,272,326 shares of Class A Stock representing, 100% of the outstanding Class A Stock, together representing approximately 76.1% of the combined voting power of all of our outstanding equity securities.

See “Interests of Certain Persons in the Exchange Offer — Interests of IDT Directors and Executive Officers in the Exchange Offer.”

Effects on Listing, Registration and Status of IDT Common Stock

If the Minimum Condition is met and the Exchange Offer consummated, we intend to effect the Amendment so that each remaining share of Common Stock will automatically be converted and reclassified into one share of Class B Stock. Upon such conversion, there would no longer be any Common Stock, and we would have it delisted from the NYSE and apply to the Securities and Exchange Commission (the “SEC”) to terminate its registration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). If the Minimum Condition is not met, we will not consummate the Exchange Offer.

Operations of IDT Following the Exchange Offer

Except as described in this Offer to Exchange, and in connection with the intended spin-off of Genie, described below, we have no current plans or proposals or negotiations which relate to or would result in an extraordinary corporate transaction, such as a change of control transaction, merger, reorganization, or liquidation; a purchase, sale or transfer of a material amount of assets; a material change in our present dividend policy, or indebtedness or capitalization; a change in our present Board of Directors or management; a material change in our corporate structure or business; the acquisition by any person of additional securities of ours or the disposition of any securities by us; or any change in our charter or bylaws, other than the possible de-registration of the Common Stock under the Exchange Act and the possible delisting of the Common Stock from the NYSE.  Our management has been authorized by our Board of Directors to pursue a spin-off involving our Genie Energy division, whereby the ownership of such business segment will be distributed to our then stockholders of record on a pro rata basis, and which will likely result in changes to the composition of our Board of Directors and the movement of certain assets to Genie prior to the spin-off.  It is anticipated that the capital structure of the Genie entity to be spun-off will mirror our capital structure at the time of such spin-off.  However, as we often explore potential transactions to benefit IDT and our stockholders, we cannot predict the precise method of such spin-off transaction, the ultimate class structure of the to-be spun-off entity or whether the contemplated spin-off transaction will be actually consummated.  Thus, your decision whether to tender Common Stock in the Exchange Offer may impact the equity you would receive in any future spin-off transaction effected by us. Therefore, by tendering your shares of Common Stock in the Exchange Offer, if the Exchange Offer is consummated and if you are a record holder of Class B Stock as of the record date of the Genie spin-off, you will be entitled to receive a Genie security with rights of our Class B Stock. If you do not tender and the recapitalization is not consummated, upon the spin-off of Genie, you would receive shares of Genie with rights corresponding to our Common Stock.

Other than two cash dividends of $0.375 per share paid in April and July 2007, and a cash dividend of $0.22 per share paid on November 23, 2010, on our Common Stock, Class A Stock and Class B Stock, we do not have any history of paying dividends on our Common Stock. However, on November 2, 2010, our Board of Directors authorized, in addition to the initial cash dividend of $0.22 per share to its Common Stock, Class A Stock and Class B Common Stockholders, its intention to announce an additional cash dividend of comparable magnitude during the second quarter of our 2011 fiscal year, the three months ending January 31, 2011. The Board’s intent is for us to pay future quarterly dividends based on operating performance and available resources.

Alternatives to the Exchange Offer

We had considered alternatives to the Exchange Offer in the past, including effecting the Recapitalization without an exchange offer, but are not currently considering any alternatives to the Exchange Offer.

Maintaining the Status Quo

Our Board of Directors considered the alternative of taking no action.

As discussed above in “Special Factors — Purpose of and Reasons for the Exchange Offer,” we believe the Exchange Offer is in the best interests of all our stockholders and the exchange will not increase the voting power of our controlling stockholder, Mr. Jonas. We believe it is in the best interests of IDT to provide our Common Stockholders with the opportunity to hold a class of stock which is more liquid than their current holdings in Common Stock and to eliminate the confusion about IDT’s capital structure and the identity of the Common Stock and Class B Stock.

Background of the Exchange Offer

Our Common Stock has historically been, and presently is, subject to a lack of liquidity in its trading market. In contrast, during the same periods, our Class B Stock had a substantially higher level of trading volume. We believe the discrepancy has been primarily due to the relatively small number of shares of Common Stock that are held by non-affiliates and the resulting low volume of trading activity, as opposed to the Class B Stock which has a greater number of shares outstanding and a greater number of shares held by non-affiliates. In addition, the Common Stock has consistently traded at a lower market price than the Class B Stock. During the year prior to our announcement of this Exchange Offer, the Common Stock on average had a closing price that was 18.7% below that of the Class B Stock. We do not believe that that the difference in value of the Common Stock and the Class B Stock is due to a difference in the relative fundamental rights of those classes of equity.  The Common Stock and Class B Stock share the same equity rights.  While the Common Stock has one vote per share and the Class B Stock has one-tenth of a vote per share (which, all other factors being equal would argue for a relatively higher value on the Common Stock than the Class B Stock), due to the control by  Howard Jonas, our Chairman and Chief Executive Officer, of approximately 76.1% of the voting rights of all of our outstanding shares of capital stock, and thereby over substantially all matters to be voted upon by our stockholders, we do not believe that the disparate voting rights is given significant weight by our stockholders. Rather, we have attributed the difference in value of the Common Stock and Class B Stock to the disparity in trading volume.

In addition, in the past, we have been presented with anecdotal evidence suggesting that there has been confusion among shareholders, potential shareholders, the financial media and other members of the financial community with respect to our capital structure and the identity of the Common Stock and Class B Stock. The use of different trading symbols for the Common Stock and Class B Stock (IDT.C and IDT) has contributed to the confusion, given that these trading symbols have been reproduced, recorded or described in different ways by various sources. This confusion, we believe, has led to certain investors purchasing a class of stock they did not wish to own, particularly in light of the lower price for the Common Stock as compared to the Class B Stock.  Given the lack of liquidity in the trading market for the Common Stock and the inability to convert from Common Stock to Class B Stock, this has resulted in frustrated investors.

In order to try to rectify this disparity and confusion, as well as to remove what we believe is a penalty being borne by the holders of Common Stock, we have in the past considered attempts to provide our Common Stockholders with the opportunity to hold the more liquid Class B Stock, including the possibility of eliminating the Common Stock from our capital structure altogether. However, we were prevented from taking any action due to Rule 313 of the NYSE Listed Company Manual which restricts corporate actions that disparately reduce or restrict voting rights of shareholders of publicly traded common stock registered under Section 12 of the Exchange Act. We believed that an exchange of shares of Class B Stock that are held in our treasury and which do not currently form a part of the public float of the Company for outstanding shares of Common Stock would benefit the Common Stockholders without any negative impact on the Class B Stockholders and initiated contact again with the NYSE in August 2010 to seek its approval and confirmation that it would not object on the basis of Rule 313 to our taking such corporate action. On November 5, 2010, the NYSE notified us that it did not object to the Exchange Offer.

Reasons for the Board’s Position as to the Exchange Offer; Factors Considered

Our Board of Directors has authorized us to make the Exchange Offer and determined that the Exchange Offer is fair to IDT and IDT’s unaffiliated stockholders who tender their shares for exchange. The Board has also determined not to make any recommendation to IDT’s unaffiliated stockholders as to whether or not to tender their shares for exchange in the Exchange Offer, and has not made any specific determination as to the value of the consideration to be received by tendering stockholders. Accordingly, you must make your own decision as to whether to tender your shares of Common Stock in the Exchange Offer in light of your own particular circumstances, taking into account your determination as to the value of the consideration to be received. On November 3, 2010, our Board of Directors authorized management to engage in the Exchange Offer, in each case on the terms then proposed, subject to finalization of documentation relating to the Exchange Offer, and subsequently, our Board of Directors unanimously ratified its authorization to engage in the Exchange Offer and its determination that the Exchange Offer was fair to IDT’s unaffiliated stockholders and approved and authorized the Amendment. See Schedule A attached hereto for the name, business address, citizenship, present principal occupation and employment history for the past five years of each of the members of the Board of Directors and the executive officers of IDT. See “Interests of Certain Persons in the Exchange Offer” for additional information on certain persons’ interests in the Exchange Offer.

In reaching the determination to take no position as to the value of the consideration to be received by tendering stockholders and to make no recommendation to IDT’s unaffiliated stockholders as to whether they should tender their shares of Common Stock in the Exchange Offer, our Board of Directors primarily considered the fact that stockholders have different risk tolerances and varying time horizons, different interests as  to voting rights and a need for liquidity that the Class B Stock offers  and these decisions are personal to each stockholder. Accordingly, our Board of Directors has determined that the decision of any of IDT’s unaffiliated stockholders regarding whether or not to exchange his, her or its shares of Common Stock is a personal investment decision based on that stockholder’s particular circumstances and must be made according to that stockholder’s evaluation of its own best interests after consideration of all of the information in this Offer to Exchange, including, without limitation, the information incorporated into this Offer to Exchange by reference. The Board of Directors also urges each stockholder to consult with its own financial and tax advisors regarding the Exchange Offer.

Except for Mr. Jonas and Joyce Mason, our Executive Vice President, General Counsel and Secretary and Mr. Jonas’ sister, who holds 5,005 shares of Common Stock, none of our directors and named executive officers own shares of Common Stock.  As of the date of the Offer to Exchange, Mr. Jonas directly and indirectly beneficially owned 1,491,713 shares of Common Stock, representing approximately 40% of the outstanding Common Stock (and 68% assuming conversion of all 3,272,326 shares of Class A Stock held by Mr. Jonas into Common Stock) and  1,825,329  shares of Class B Stock, representing approximately 11.7% of the outstanding Class B Stock, and 3,272,326 shares of Class A Stock, representing 100% of the outstanding Class A Stock, together representing approximately 76.1% of the combined voting power of all of our outstanding equity securities.

Mr. Jonas has indicated that, except as set forth below, he will not tender his shares of Common Stock in the Exchange Offer.  In the event that all other shares of Common Stock have been validly tendered and not properly withdrawn in the Exchange Offer, Mr. Jonas has indicated that he will tender all shares of Common Stock he controls.  Further, depending on the number of shares of Common Stock that are validly tendered and not properly withdrawn, Mr. Jonas has indicated that he may tender some portion of the shares of Common Stock he controls so as to facilitate the Recapitalization. In any event, Mr. Jonas has indicated that he intends to vote all shares of Common Stock (as well as all shares of Class B Stock and Class A Stock) over which he exercises voting control in favor of the Amendment, pursuant to which all remaining shares of Common Stock (including Mr. Jonas’) will be automatically converted and reclassified into shares of Class B Stock, which we intend to effect if the Minimum Condition is met and we consummate the Exchange Offer.

Additionally, Mr. Jonas has agreed to ensure that his voting power will not increase due to the Exchange Offer and the Recapitalization. During the pendency of the Exchange Offer and Recapitalization, this will be accomplished through an agreement, whereby Mr. Jonas agrees not to exercise certain voting power of shares of Class A Stock over which he exercises voting control, to the extent that it would result in his exercising more than 76.1% of the total voting power of all outstanding capital stock of IDT.  Either in connection with, or immediately following the Exchange Offer and Recapitalization, Mr. Jonas will exchange all of the shares of Common Stock he controls for shares of Class B Stock and a number of shares of Class A Stock (which is entitled to three votes per share) for shares of Class B Stock so that, following all such steps, his percentage voting power will remain the same as it was immediately prior to the Exchange Offer.

No unaffiliated representative was retained to act solely on behalf of IDT’s unaffiliated stockholders for purposes of negotiating the terms of the Exchange Offer or preparing a report concerning the fairness of the Exchange Offer.

Position of IDT as to the Fairness of the Exchange Offer

Our Board of Directors has determined that the Exchange Offer is fair to IDT’s unaffiliated stockholders who tender their shares for exchange. Firstly, holders of Common Stock who tender their shares of Common Stock will receive shares of Class B Stock which currently trade at a premium to the price of the Common Stock shares. The last reported sale price of each of the Common Stock and Class B Stock on December 1, 2010 was $22.00 and $22.20 per share, respectively, and the closing price of the Common Stock on the last trading day of each of the six months preceding this Offer to Exchange (June-November) was $9.95, $15.16, $11.90, $14.68, $11.56 and $20.64, respectively, while the closing price of the Class B Stock on such days was $12.75,  $18.52, $14.50, $17.79 $14.68 and $20.74, respectively. Historically, prior to the announcement of the Exchange Offer, the Common Stock had consistently traded at a discount to the Class B Stock.

Additionally, the Board has determined that the current price disparity between the Common Stock and the Class B Stock is not due to any fundamental differences between the two classes of stock, but rather a result of the lower amount of outstanding shares of Common Stock and its low volume of trading activity.  In the Board’s opinion, the Exchange Offer will help eliminate the confusion and disparate market conditions for the Common Stock and Class B Stock, making it fairer for both holders of Common Stock and holders of Class B Stock.

Finally, the Exchange Offer will not result in an increase in Mr. Jonas’ percentage voting power, as he has agreed to take steps to ensure that it will remain the same as it was immediately prior to the Exchange Offer After careful consideration, our Board of Directors determined that the Exchange Offer is fair to IDT and IDT’s unaffiliated stockholders who tender their shares for exchange.

Our Board of Directors has determined not to make any recommendation to any of IDT’s unaffiliated stockholders as to whether or not to tender their shares for exchange in the Exchange Offer and has not made any specific determination as to the value of the consideration to be received by tendering stockholders, and, accordingly, the value of the consideration was not a factor in the Board’s reaching its determination that the Exchange Offer is fair to IDT and IDT’s unaffiliated stockholders who tender their shares for exchange. In that regard, the Board did not believe that it was legally required to consider the value of the consideration to be received by tendering stockholders in order to make such determination. The Board determined to offer IDT stockholders a choice to consider the Exchange Offer transaction, which offered terms that could be found attractive, and may be beneficial, to individual IDT stockholders as well as to IDT, for the following reasons:

• •
to allow IDT stockholders the opportunity to exchange their shares of Common Stock for shares of Class B Stock, which is a more liquid security that may have characteristics that are more aligned with their risk profile and investment strategy;

to remove confusion and costs associated with maintaining two publicly traded securities in the market; and

•
because each of IDT’s unaffiliated stockholders will be able to decide whether or not to voluntarily tender his, her or its shares of Common Stock in the Exchange Offer and that holders of Common Stock who wish to retain their shares may do so.

Our Board of Directors also considered a variety of risks and other potentially negative factors concerning the Exchange Offer. The material risks and potentially negative factors considered by our Board of Directors were as follows:

•
depending on the number of stockholders who tender, the  fact that the completion of the Exchange Offer may result in a diminished public float for our Common Stock, which could adversely affect the liquidity and market value of our Common Stock and create uncertainty as to whether our Common Stock would remain eligible for listing on the NYSE; and

•	depending on the number of stockholders who tender, the fact that the completion of the Exchange Offer may result in the Common Stock being de-registered under the Exchange Act.

As indicated above, our Board of Directors has not made any specific determination as to the value of the consideration to be received by tendering stockholders. Accordingly, you must make your own decision as to whether to tender Common Stock in the Exchange Offer in light of your own particular circumstances, taking into account your determination as to the value of the consideration to be received. For the reasons expressed above, the Board did not consider the current stock prices of the Common Stock, the Company’s net book value, the going concern value of IDT, or the liquidation value of IDT. Our Board of Directors did not retain financial advisors or any other unaffiliated representative (as that term is used in Rule 13e-3 of the Exchange Act) to act solely on behalf of IDT’s unaffiliated stockholders for purposes of preparing a report concerning the fairness of the Exchange Offer. We are not aware of any firm offers made by a third party to acquire the Company during the past two years.

The foregoing discussion summarizes the material factors considered by our Board of Directors in its consideration of the Exchange Offer. After considering these factors, the Board of Directors concluded that the positive factors relating to the Exchange Offer and related transactions outweighed the potential negative factors to the Company and IDT’s unaffiliated stockholders. In view of the variety of factors considered by the Board of Directors, and the complexity of these matters, the Board of Directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual independent directors may have assigned different weights to various factors. The Board of Directors approved the Exchange Offer and related transactions based upon the totality of the information presented to and considered by its members. The Board of Directors’ view as to the fairness of the Exchange Offer to IDT’s unaffiliated stockholders should not be construed as a recommendation to any stockholder as to whether or not that stockholder should tender in the Exchange Offer.

RISK FACTORS

Risks Related to Our Business

For a discussion of risks associated with our business, please see the discussion of risks related to our business under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended July 31, 2010.

Certain other factors relating to the Class B Stock and risks relating to the Exchange Offer are fully discussed in the Section “Special Factors” above.

INTERESTS OF CERTAIN PERSONS IN THE EXCHANGE OFFER

Interests of IDT Directors and Executive Officers in the Exchange Offer

Interests of IDT Directors/Executive Officers

Except for Mr. Jonas and Joyce Mason, our Executive Vice President, General Counsel and Secretary and Mr. Jonas’ sister, who holds 5,005 shares of Common Stock, none of our directors and named executive officers own shares of Common Stock.  As of the date of the Offer to Exchange, Mr. Jonas directly and indirectly beneficially owned 1,491,713 shares of Common Stock, representing approximately 40% of the outstanding Common Stock (and 68% assuming conversion of all 3,272,326 shares of Class A Stock held by Mr. Jonas into Common Stock) and 1,825,329 shares of Class B Stock, representing approximately 11.7% of the outstanding Class B Stock, and 3,272,326 shares of Class A Stock, representing 100% of the outstanding Class A Stock, together representing approximately 76.1% of the combined voting power of all of our outstanding equity securities.

Mr. Jonas has indicated that, except as set forth below, he will not tender his shares of Common Stock in the Exchange Offer.  In the event that all other shares of Common Stock have been validly tendered and not properly withdrawn in the Exchange Offer, Mr. Jonas has indicated that he will tender all shares of Common Stock he controls.  Further, depending on the number of shares of Common Stock that are validly tendered and not properly withdrawn, Mr. Jonas has indicated that he may tender some portion of the shares of Common Stock he controls so as to facilitate the Recapitalization. In any event, Mr. Jonas has indicated that he intends to vote all shares of Common Stock (as well as all shares of Class B Stock and Class A Stock) over which he exercises voting control in favor of the Amendment, pursuant to which all remaining shares of Common Stock (including Mr. Jonas’) will be automatically converted and reclassified into shares of Class B Stock, which we intend to effect if the Minimum Condition is met and we consummate the Exchange Offer.

Additionally, Mr. Jonas has agreed to ensure that his voting power will not increase due to the Exchange Offer and the Recapitalization. During the pendency of the Exchange Offer and Recapitalization, this will be accomplished through an agreement, whereby Mr. Jonas agrees not to exercise certain voting power of shares of Class A Stock over which he exercises voting control, to the extent that it would result in his exercising more than 76.1% of the total voting power of all outstanding capital stock of IDT.  Either in connection with, or immediately following the Exchange Offer and Recapitalization, Mr. Jonas will exchange all of the shares of Common Stock he controls for shares of Class B Stock and a number of shares of Class A Stock (which is entitled to three votes per share) for shares of Class B Stock so that, following all such steps, his percentage voting power will remain the same as it was immediately prior to the Exchange Offer.

Indemnification of Directors and Officers

Under Section 145 of the DGCL, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including, without limitation, attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including, without limitation, attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought will determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or other such court will deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including, without limitation, attorneys’ fees) actually and reasonably incurred by such person in connection therewith. A corporation may pay expenses (including, without limitation, attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it will ultimately be determined that such person is not entitled to be indemnified by the corporation. Such expenses (including, without limitation, attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate. The indemnification and advancement of expenses provided for or granted pursuant to Section 145 is not exclusive of any other rights of indemnification or advancement of expenses to which those seeking indemnification or advancement of expenses may be entitled, and a corporation may purchase and maintain insurance against liabilities asserted against any former or current director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the power to indemnify is provided by the statute.

Article VIII of IDT’s bylaws provides for indemnification of the officers and directors of IDT to the fullest extent permitted by applicable law.

Section 8 of Article VIII of IDT’s bylaws allows IDT to maintain director and officer liability insurance on behalf of any person who is or was a director or officer of the Company, or such person who serves or served as a director, officer, employee or agent, of another corporation, partnership or other enterprise at the request of the Company. The indemnification and advancement of expenses will, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and will inure to the benefit of the heirs, executors and administrators of such a person.

Section 11 of Article VIII of IDT’s bylaws provides that except for proceedings to enforce rights to indemnification, IDT will not be obligated to indemnify any director or officer of the Company in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the board of directors of the Company.

Pursuant to Section 102(b)(7) of the DGCL, Article Sixth of IDT’s Second Restated Certificate of Incorporation provides that no director of the registrant will be personally liable to the registrant or any of its stockholders for monetary damages for breach of such director’s fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Pursuant to Article Sixth of IDT’s certificate of incorporation, any repeal or modification of Article Sixth by the stockholders of IDT will not adversely affect any right or protection of a director of the registrant existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

CAPITALIZATION

If the Minimum Condition is met and if all shares of Common Stock are not tendered in the Exchange Offer, following the Exchange Offer, we intend to seek approval of our stockholders to amend our certificate of incorporation so that each remaining share of Common Stock will automatically be converted and reclassified into one share of Class B Stock, thereby eliminating the Common Stock altogether. If the Exchange Offer and recapitalization are consummated, we will no longer have any shares of Common Stock authorized or outstanding and will only have two classes of common stock remaining – our Class A Stock and Class B Stock. Mr. Jonas has indicated that he intends to vote all shares of Common Stock (as well as all shares of Class B Stock and Class A Stock) over which he exercises voting control in favor of the amendment. However, on account of Rule 14c-2(b) under the Exchange Act, the amendment to the certificate of incorporation will not be effective until shortly after the expiration date of the Exchange Offer. However, there is no guarantee that the amendment will be effected.

TERMS OF THE EXCHANGE OFFER

No Recommendation

NEITHER IDT NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER ANY COMMON STOCK IN THE EXCHANGE OFFER AS THE BOARD OF DIRECTORS CONSIDERS THIS A PERSONAL INVESTMENT DECISION. HOWEVER, OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE EXCHANGE OFFER AND HAS DETERMINED THAT THE EXCHANGE OFFER IS FAIR TO IDT AND IDT’S UNAFFILIATED STOCKHOLDERS WHO TENDER THEIR SHARES FOR EXCHANGE. THE BOARD HAS ALSO NOT MADE ANY SPECIFIC DETERMINATION AS TO THE VALUE OF THE CONSIDERATION TO BE RECEIVED BY TENDERING STOCKHOLDERS. ACCORDINGLY, YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER COMMON STOCK IN THE EXCHANGE OFFER IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, TAKING INTO ACCOUNT YOUR DETERMINATION AS TO THE VALUE OF THE CONSIDERATION TO BE RECEIVED. PARTICIPATION IN THE EXCHANGE OFFER IS VOLUNTARY, AND YOU SHOULD CONSIDER CAREFULLY WHETHER TO PARTICIPATE. BEFORE YOU MAKE YOUR DECISION, WE URGE YOU TO CAREFULLY READ THIS OFFER TO EXCHANGE IN ITS ENTIRETY, INCLUDING THE INFORMATION SET FORTH IN THE SECTION OF THIS OFFER TO EXCHANGE ENTITLED “SPECIAL FACTORS” AND THE INFORMATION INCORPORATED BY REFERENCE HEREIN. WE ALSO URGE YOU TO CONSULT YOUR OWN LEGAL, FINANCIAL AND TAX ADVISORS IN MAKING YOUR OWN DECISIONS ON WHAT ACTION, IF ANY, TO TAKE.

General

We are making the Exchange Offer for our outstanding shares of Common Stock. Upon the terms and subject to the conditions set forth in this Offer to Exchange and in the Letter of Transmittal, we will accept for exchange any shares of Common Stock that are validly tendered and not properly withdrawn prior to the expiration of the Exchange Offer. The Exchange Offer will expire at 5:00 p.m., New York City time, on January 4, 2011, unless extended or earlier terminated by us.

We will issue one share of Class B Stock in exchange for each validly tendered and not properly withdrawn, share of Common Stock promptly after the Expiration Date.

This Offer to Exchange is being sent to all beneficial holders of Common Stock. Shares of Common Stock tendered but not accepted because they were not validly tendered will remain outstanding upon completion of the Exchange Offer. Any tendered shares of Common Stock not accepted for exchange because of an invalid tender, the occurrence of other events set forth in this Offer to Exchange or otherwise, will promptly be returned, without expense, to the tendering holder after the Expiration Date. Our obligation to accept Common Stock tendered pursuant to the Exchange Offer is limited by the conditions listed below under  “Terms of the Exchange Offer — Conditions to the Exchange Offer.”  Shares of Common Stock that are not exchanged in the Exchange Offer will remain outstanding and will be entitled to all rights and benefits their holders have under our certificate of incorporation and bylaws and applicable law.

Under Delaware law, holders of Common Stock are not entitled to any appraisal rights in connection with the Exchange Offer.

We will be deemed to have accepted for exchange validly tendered shares of Common Stock when we have given oral or written notice of the acceptance to the Exchange Agent. The Exchange Agent will act as agent for the holders of Common Stock who tender their Common Stock in the Exchange Offer for the purposes of receiving shares of Class B Stock from us and delivering such shares of Class B Stock to the exchanging holders. We expressly reserve the right, subject to applicable law, to amend or terminate the Exchange Offer, and not to accept for exchange any Common Stock not previously accepted for exchange, upon the occurrence of any of the conditions specified below under “Terms of the Exchange Offer — Conditions to the Exchange Offer.”

Exchange Offer Consideration

We are offering to exchange for each outstanding share of Common Stock one share of Class B Stock. For a description of the Common Stock and a description of the material differences between the Common Stock and the Class B Stock, see “Description of Class B Stock - Material Differences Between Common Stock and Class B Stock.”

Conditions to the Exchange Offer

Notwithstanding any other provisions of this Offer to Exchange, our obligation to accept tendered shares of Common Stock and (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act), provide shares of Class B Stock in exchange therefor, are subject to the following conditions:

•	the Minimum Condition shall have been met by IDT’s unaffiliated stockholders validly tendering and not properly withdrawing at least 1,115,970 shares of Common Stock;

•
no applicable law and no permanent injunction or other judgment, order or decree shall have been entered, enacted, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction in the United States or any material foreign jurisdiction that remains in effect which has the effect of prohibiting the consummation of the Exchange Offer;

•
there will not be existing any temporary restraining order, preliminary injunction, pending or threatened any suit, action or proceeding by any governmental entity which challenges or seeks to enjoin the Exchange Offer; and

•
there will not have occurred any change, effect, occurrence, state of facts or development that is or is reasonably likely to be material and adverse to the financial condition, assets, liabilities, business or results of operations of the Company and its subsidiaries taken as a whole.

Procedures for Tendering

Valid Tender of Shares of Common Stock.  To validly tender shares of Common Stock pursuant to the Exchange Offer, a Letter of Transmittal must be completed by registered stockholders either (i) if certificates are to be forwarded therewith or (ii) if tenders are to be made pursuant to the procedures for delivery by book-entry transfer set forth below under “— Book-Entry Transfer” and an Agent’s Message (as defined below) is not delivered. Tenders by book-entry transfer may also be made by delivering an Agent’s Message in lieu of a Letter of Transmittal. The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the Letter of Transmittal and that IDT may enforce the Letter of Transmittal against such participant. Certificates for all physically tendered shares of Common Stock, or Book-Entry Confirmation, as the case may be, as well as a properly completed and duly executed Letter of Transmittal (or manually signed facsimile hereof or Agent’s Message in lieu thereof) and any other documents required by the Letter of Transmittal, must be received by the Exchange Agent at the applicable address set forth in the Letter of Transmittal on or prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures set forth below under  “— Guaranteed Delivery.”

Book-Entry Transfer.  The Exchange Agent will establish an account with respect to the shares of Common Stock at DTC for purposes of the Exchange Offer. Any financial institution that is a participant in DTC’s systems may make a book-entry transfer of shares of Common Stock by causing DTC to transfer such shares of Common Stock into the Exchange Agent’s account in accordance with DTC’s procedures for such transfer. However, although delivery of shares of Common Stock may be effected through book-entry transfer, either the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at its address set forth on the back cover of this Offer to Exchange by the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of shares of Common Stock into the Exchange Agent’s account at DTC as described above is referred to herein as a  “Book-Entry Confirmation.”

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Exchange Agent.

Signature Guarantees and Stock Powers.  Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the NYSE Medallion Signature Program and the Stock Exchanges Medallion Program (each, an  “Eligible Institution” ). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the shares of Common Stock) of shares of Common Stock tendered therewith and such registered owner has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (b) if such shares of Common Stock are tendered for the account of an Eligible Institution. See Instructions 1, 2 and 5 of the Letter of Transmittal. If the certificates for shares of Common Stock are registered in the name of a person other than the signer of the Letter of Transmittal, or if shares of Common Stock not tendered or not accepted for exchange or shares of Common Stock are to be issued to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1, 2 and 5 of the Letter of Transmittal.

If certificates representing shares of Common Stock are forwarded separately to the Exchange Agent, a properly completed and duly executed Letter of Transmittal (or facsimile) must accompany each delivery of certificates.

Guaranteed Delivery.  Any stockholder whose certificates for shares of Common Stock are not immediately available or who cannot deliver his, her or its certificates and all other required documents to the Exchange Agent on or prior to the Expiration Date, or who cannot complete the procedure for book-entry transfer on a timely basis, may tender his, her or its shares of Common Stock by satisfying each of the requirements set forth below:

•	such tender must be made through an Eligible Institution,

•
prior to 5:00 p.m., New York City time, on the Expiration Date, the Exchange Agent must receive from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by IDT (by mail, facsimile transmission or hand delivery), setting forth the name and address of the Holder and the amount of shares of Common Stock tendered, stating that the tender is being made thereby and guaranteeing that within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered shares of Common Stock (if any), in proper form for transfer, or a Book-Entry Confirmation, as the case may be, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof or Agent’s Message in lieu thereof) with any required signature guarantees and any other documents required by this Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and

•
the certificates for all physically tendered shares of Common Stock (if any), in proper form for transfer, or a Book-Entry Confirmation, as the case may be, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof or Agent’s Message in lieu thereof) with any required signature guarantees and all other documents required by this Letter of Transmittal, are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

THE METHOD OF DELIVERY OF SHARES OF COMMON STOCK, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF ALL SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT (INCLUDING IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE MAILING BE BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

Other Requirements.  We will exchange shares of Common Stock validly tendered and not properly withdrawn , prior to the Expiration Date only after timely receipt by the Exchange Agent of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such shares of Common Stock, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may receive shares of Common Stock at different times depending upon when certificates for shares of Common Stock or Book-Entry Confirmations with respect to shares of Common Stock are actually received by the Exchange Agent.

Binding Agreement. Our acceptance of shares of Common Stock tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Exchange Offer.

Determination of Validity

All questions as to the validity, form, eligibility (including, without limitation, time of receipt) and acceptance of any tender of shares of Common Stock will be determined by us in our sole and absolute discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of or payment for which may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any shares of Common Stock of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of shares of Common Stock will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of IDT, any of its affiliates or assigns, the Exchange Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Exchange Offer (including, without limitation, the Letter of Transmittal and the Instructions thereto and any other documents related to the Exchange Offer) will be final and binding.

Acceptance; Exchange of Common Stock

Upon the terms and subject to the satisfaction or waiver of the conditions of the Exchange Offer as of the Expiration Date (other than Minimum Condition which must be satisfied and is not waivable), promptly following the Expiration Date, we will accept any shares of Common Stock validly tendered and not properly withdrawn, prior to the Expiration Date and issue in consideration therefor shares of newly-issued Class B Stock. Unless the Exchange Offer is terminated in accordance with its terms, we may extend the Exchange Offer for any period at our sole discretion and must extend the Exchange Offer from time to time for such period as may be required by any applicable law, rule, regulation, interpretation or position if any applicable law, rule, regulation, interpretation or position of the SEC or its staff thereof or the NYSE applicable to the Exchange Offer requires such extension.

Expiration; Extensions; Termination; Amendment

The Exchange Offer will expire at 5:00 p.m., New York City time, on January 4, 2011, unless the Exchange Offer is extended or earlier terminated by us. We, in our sole discretion, may extend the Expiration Date and therefore delay acceptance for exchange of any shares of Common Stock for any reason. We will extend the duration of the Exchange Offer as required by applicable law. We will announce any extensions by press release or other permitted means by no later than 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Date. During any extension, all shares of Common Stock previously tendered will remain subject to the Exchange Offer unless properly withdrawn. In addition, we reserve the right to:

•
terminate or amend the Exchange Offer and not to accept for exchange any shares of Common Stock not previously accepted for exchange upon the occurrence of any of the events specified above under  “Terms of the Exchange Offer — Conditions to the Exchange Offer”  that have not been waived by us; and

•	amend the terms of the Exchange Offer in any manner permitted or not prohibited by law.

If we terminate or amend the Exchange Offer, we will notify the Exchange Agent by oral or written notice (with any oral notice to be promptly confirmed in writing) and will issue a timely press release or other public announcement regarding the termination or amendment. If we make a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer, or waive a material condition of the Exchange Offer, we will promptly disseminate disclosure regarding the changes to the Exchange Offer and extend the Exchange Offer, each as and to the extent required by law, to ensure that the Exchange Offer remains open a minimum of five business days from the date we disseminate disclosure regarding the changes.

Withdrawal Rights

A stockholder may withdraw shares of Common Stock tendered pursuant to the Exchange Offer at any time prior to the Expiration Date and, if not yet accepted for exchange, at any time after January 31, 2011 which is forty business days from the commencement of the Exchange Offer.

For a withdrawal of shares of Common Stock to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at one of its addresses set forth on the back cover of this Offer to Exchange. Any notice of withdrawal must specify the name of the person having tendered the shares of Common Stock to be withdrawn, the number of shares of Common Stock to be withdrawn and the name of the record holder of the shares of Common Stock to be withdrawn, if different from that of the person who tendered such shares of Common Stock. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such shares of Common Stock have been tendered for the account of any Eligible Institution. If shares of Common Stock have been tendered pursuant to the procedures for book-entry transfer as set forth in “Procedures for Tendering,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares of Common Stock. If certificates representing the shares of Common Stock have been delivered or otherwise identified to the Exchange Agent, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Exchange Agent prior to the physical release of such certificates.

All questions as to the form and validity (including, without limitation, time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding. No withdrawal of shares of Common Stock will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of IDT, its affiliates or assigns, the Exchange Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of shares of Common Stock may not be rescinded, and any shares of Common Stock properly withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer. However, withdrawn shares of Common Stock may be retendered by following one of the procedures for tendering shares of Common Stock described in  “Procedures for Tendering”  at any time prior to the Expiration Date.

If we delay our acceptance for exchange of shares of Common Stock due to an extension of the Expiration Date, then, without prejudice to our rights under the Exchange Offer, the Exchange Agent may nevertheless, on our behalf, retain tendered shares of Common Stock, and such shares of Common Stock may not be withdrawn except to the extent that tendering stockholders exercise withdrawal rights as described in this Section prior to the Expiration Date.

Amendment of IDT Certificate of Incorporation

If the Minimum Condition is met and if all shares of Common Stock are not tendered in the Exchange Offer, following the Exchange Offer, we intend to seek approval of our stockholders to amend our certificate of incorporation so that each remaining share of Common Stock will automatically be converted and reclassified into one share of Class B Stock, thereby eliminating the Common Stock altogether. If the Exchange Offer and recapitalization are consummated, we will no longer have any shares of Common Stock authorized or outstanding and will only have two classes of common stock remaining – our Class A Stock and Class B Stock. Mr. Jonas has indicated that he intends to vote all shares of Common Stock (as well as all shares of Class B Stock and Class A Stock) over which he exercises voting control in favor of the amendment. However, on account of Rule 14c-2(b) under the Exchange Act, the amendment to the certificate of incorporation will not be effective until shortly after the expiration date of the Exchange Offer. However, there is no guarantee that the amendment will be effected.

Fees and Expenses

The following table sets forth the estimated expenses (all of which will be borne by us) incurred in connection with the Exchange Offer. All of the amounts shown are estimates, except the SEC filing fees.

SEC filing fees	$5,748
Financial advisors	0
Printing and distributing	$12,000
Legal fees and expenses	32,000
Accounting fees and expenses	0
Miscellaneous	5,000

Total	$54,748

Brokerage Commissions

No brokerage commissions are payable by the holders of the Common Stock to the Exchange Agent or us. If your Common Stock is held through a broker or other nominee who tenders the Common Stock on your behalf, your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply.

Transfer Taxes

You will not be obligated to pay any transfer tax in connection with the tender of your shares of Common Stock in the Exchange Offer unless you instruct us to register your shares of Common Stock in the name of a person other than the registered tendering holder. In this case, you will be responsible for the payment of any applicable transfer tax.

Future Purchases

Following completion of the Exchange Offer, we or our affiliates may from time to time, depending upon market, pricing and other conditions, as well as cash balances and liquidity, seek to purchase shares of Common Stock in the open market, privately negotiated transactions, tender offers or otherwise. The amounts of any such purchases may be material. Future purchases of Common Stock that remains outstanding after the Exchange Offer may be on terms that are more or less favorable than the Exchange Offer.

Resale of Class B Stock Received in the Exchange Offer

The Exchange Offer is being made pursuant to an exemption from the registration requirements of the Securities Act contained in Section 3(a)(9) of the Securities Act. We are not filing a registration statement under the Securities Act or any other federal or state securities laws with respect to the Class B Stock that will be issued in the Exchange Offer. To the extent that Common Stock that is tendered in the Exchange Offer is freely tradable, Class B Stock issued in consideration therefor in the Exchange Offer will generally be freely transferable under U.S. federal securities laws.

Source of Funds

We do not need any outside funds to effect the exchange of our Common Stock for Class B Stock.  The Class B Stock exchanged in the Exchange Offer will be distributed from our authorized shares of Class B Stock currently held in our treasury.

HOUSEHOLDING OF STOCKHOLDER MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” stockholder materials, such as proxy statements, information statements and annual reports. This means that only one copy of this Offer to Exchange may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of this Offer to Exchange to you if you write or call us at the following address or telephone number: Bill Ulrey, Vice President–Investor Relations and External Affairs, 520 Broad Street, Newark, NJ 07102, and by phone at (973) 438-3838. If you want to receive separate copies of stockholder materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material United States federal income tax consequences of the Exchange Offer that may be relevant to United States holders (as defined below) of Common Stock. This summary applies only to our stockholders that hold their Common Stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). Further, this summary is for general information only, and does not purport to discuss all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances, or if you are a holder subject to special rules, such as:

•	a bank or other financial institution;

•	a holder other than a United States holder;

•	a regulated investment company;

•	a tax-exempt organization;

•	an insurance company;

•	a dealer in securities or foreign currencies;

•	a person (including traders in securities) using a mark-to-market method of accounting;

•	a person that holds shares of Common Stock or Common Stock as a hedge or as part of a straddle, constructive sale, conversion transaction or other risk reduction transaction;
•	a taxpayer subject to the alternative minimum tax;

•	a holder whose “functional currency” is not the United States dollar;

•	a person that holds Common Stock on behalf of another person as nominee;
•	a person that acquired shares of Common Stock upon the exercise of employee stock options, vesting of restricted stock or otherwise as compensation; or

•	an entity that is treated as a partnership or a trust for United States federal income tax purposes.

A United States holder is any person that is not exempt from United States federal income taxation and is:

•	a citizen or resident of the United States;

•
a corporation (or entity treated as a corporation for United States federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is includable in gross income for United States federal income tax purposes regardless of its source; or

•
a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust, or if the trust has a valid election in place under applicable United States Treasury Regulations to be treated as a United States person for United States federal income tax purposes.

If a partnership, including for this purpose any entity that is treated as a partnership for United States federal income tax purposes, holds Common Stock or Class B Stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their tax advisors about the United States federal income tax consequences of the Exchange Offer and the ownership and disposition of our Class B Stock.

This summary is based upon the Code, the regulations promulgated by the United States Treasury Department, rulings and other administrative pronouncements issued by the Internal Revenue Service (the “IRS” ), and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and will not seek an advance ruling from the IRS or opinion of counsel regarding any matter discussed in the Exchange Offer.

The Exchange Offer

In general, if you exchange your Common Stock for Class B Stock pursuant to the Exchange Offer, you will not recognize gain or loss for United States federal income tax purposes.  Your adjusted tax basis in each share of Class B Stock received will equal your adjusted tax basis in the share of Common Stock exchanged for such share of Class B Stock. Your holding period for each share of Class B Stock received will include your holding period for the share of Common Stock exchanged.

THIS DISCUSSION IS OF GENERAL INFORMATION ONLY. YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE EXCHANGE OFFER, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS BASED ON YOUR PARTICULAR FACTS AND CIRCUMSTANCES.

ANTICIPATED ACCOUNTING TREATMENT

The Exchange Offer will be treated as an exchange of Common Stock for Class B Stock and will be classified as a liability for accounting purposes under U.S. generally accepted accounting principles and will initially be measured at fair value and subsequently measured at the present value of the amount to be paid at settlement, with any changes in value recognized as interest expense at the rate implicit at inception. The change in control special dividend will be measured at each reporting period at fair value with any changes in fair value recognized in earnings. In addition, dividends payable on the preferred stock will be recognized as interest expense.

DESCRIPTION OF CLASS B STOCK – MATERIAL DIFFERENCES BETWEEN COMMON STOCK AND CLASS B STOCK

As set forth in our Second Restated Certificate of Incorporation, the rights of holders of Common Stock and Class B Stock are identical except for voting rights and that at our option, each share of Class B Stock may be converted, at any time, into one fully paid nonassessable share of Common Stock, provided that all shares of Class B Stock are so converted. The holders of Class B Stock are entitled to one-tenth of a vote per share, while the holders of Common Stock are entitled to one vote per share on all matters to be voted on by our stockholders.

If the Minimum Condition is met and if all shares of Common Stock are not tendered in the Exchange Offer, following the Exchange Offer, we intend to seek approval of our stockholders to amend our certificate of incorporation so that each remaining share of Common Stock will automatically be converted and reclassified into one share of Class B Stock, thereby eliminating the Common Stock altogether. If the Exchange Offer and recapitalization are consummated, we will no longer have any shares of Common Stock authorized or outstanding and will only have two classes of common stock remaining – our Class A Stock and Class B Stock. Mr. Jonas has indicated that he intends to vote all shares of Common Stock (as well as all shares of Class B Stock and Class A Stock) over which he exercises voting control in favor of the amendment. However, on account of Rule 14c-2(b) under the Exchange Act, the amendment to the certificate of incorporation will not be effective until shortly after the expiration date of the Exchange Offer. However, there is no guarantee that the amendment will be effected.

APPRAISAL RIGHTS

Under Delaware law, holders of Common Stock are not entitled to appraisal rights in connection with the Exchange Offer.

PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS

The information contained in the sections “Related Person Transactions–Transactions with Related Persons, Promoters and Certain Control Persons” and Executive Compensation–Employment Agreements” with respect to Mr. Jonas’ employment agreement with IDT (as amended) in our definitive Proxy Statement for our 2010 Annual Stockholders Meeting filed with the SEC on November 3, 2010, and in Note 18 to the Consolidated Financial Statements in the of our Annual Report on Form 10-K for the fiscal year ended July 31, 2010 filed with the SEC on October 28, 2010 are incorporated herein by reference.

Additionally, Mr. Jonas has agreed to ensure that his voting power will not increase due to the Exchange Offer and the Recapitalization. During the pendency of the Exchange Offer and Recapitalization, this will be accomplished through an agreement, whereby Mr. Jonas agrees not to exercise certain voting power of shares of Class A Stock over which he exercises voting control, to the extent that it would result in his exercising more than 76.1% of the total voting power of all outstanding capital stock of IDT.  Either in connection with, or immediately following the Exchange Offer and Recapitalization, Mr. Jonas will exchange all of the shares of Common Stock he controls for shares of Class B Stock and a number of shares of Class A Stock (which is entitled to three votes per share) for shares of Class B Stock so that, following all such steps, his percentage voting power will remain the same as it was immediately prior to the Exchange Offer.

TRANSACTIONS IN IDT COMMON STOCK

IDT and Affiliates

None of IDT or any of its affiliates, directors or executive officers has engaged in any transactions in IDT common stock in the 60-day period prior to the date of this Offer to Exchange.

IDT Directors and Executive Officers

No IDT Director or Executive Officer has engaged in any transactions in Common Stock in the 60-day period prior to the date of this Offer to Exchange.

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

The audited consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended July 31, 2010 are incorporated herein by reference.

MARKETS AND MARKET PRICE

The Common Stock is listed and traded on the NYSE under the symbol “IDT.C”.  As of December 1, 2010 there were 228 holders of record of Common Stock (which does not include the number of beneficial owners holding indirectly through a broker, bank or other nominee). Other than two cash dividends of $0.375 per share paid in April and July 2007, and a cash dividend of $0.22 per share paid on November 23, 2010, on our Common Stock, Class A Stock and Class B Stock, we do not have any history of paying dividends on our Common Stock. However, on November 2, 2010, our Board of Directors authorized, in addition to the initial cash dividend of $0.22 per share to its Common Stock, Class A Stock and Class B Common Stockholders, its intention to announce an additional cash dividend of comparable magnitude during the second quarter of our 2011 fiscal year, the three months ending January 31, 2011. The Board’s intent is for us to pay future quarterly dividends based on operating performance and available resources.

The table below sets forth the high and low sales prices for our common stock as reported by the NYSE for the fiscal periods indicated.

	High	Low
Fiscal year ended July 31, 2009
First Quarter	$4.98	$1.02
Second Quarter	$4.32	$.45
Third Quarter	$1.47	$.70
Fourth Quarter	$2.44	$1.03

Fiscal year ended July 31, 2010
First Quarter	$3.59	$2.25
Second Quarter	$3.92	$2.98
Third Quarter	$8.53	$3.67
Fourth Quarter	$16.38	$6.12

On December 1, 2010, the last sales price reported on the NYSE for the Common Stock was $22.00 per share.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Common Stock (and Class A Stock, assuming conversion of all shares of Class A Stock into Common Stock) and Class B Stock by (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of the Common Stock, Class A Stock, or the Class B Stock, (ii) each of our directors and the Named Executive Officers, and (iii) all our directors and executive officers as a group. Unless otherwise noted in the footnotes to the table, to the best of our knowledge, the persons named in the table have sole voting and investing power with respect to all shares indicated as being beneficially owned by them.

Unless otherwise noted, the security ownership information provided below is given as of December 1, 2010 and all shares are owned directly. Percentage ownership information is based on the following amount of outstanding shares: (i) 7,000,980 shares of Common Stock and (ii) 15,627,810 shares of Class B Stock.

Name	Number of Shares of Common Stock		Percentage of Ownership of Common Stock	Number of Shares of Class B Common Stock		Percentage of Ownership of Class B Common Stock	Percentage of Aggregate Voting Powerd
Howard S. Jonas	4,764,039	(1)	68.0%	1,825,329	(2)	11.7%	76.1	%(3)
520 Broad Street Newark, NJ 07102
Dimensional Fund Advisors, Inc.	269,535	(4)	7.2%	1,104,004	(4)	7.1%	2.5%
1299 Ocean Avenue Santa Monica, CA 90401
Kahn Brothers & Co., Inc.	657,213	(4)	17.6%	42,221	(4)	*	4.4%
555 Madison Avenue 22nd Floor New York, NY 10022
Renaissance Technologies Corp.	110,032	(4)	3.0%	1,071,865	(4)	6.9%	1.4%
800 Third Avenue 33rd Floor New York, NY 10022
James A. Courter	—		—	630,592	(5)	4.0%	*
Liore Alroy	—		—	3,976		*	*
Claude Pupkin	—		—	28,858	(6)	*	*
Lawrence E. Bathgate, II	—		—	8,333		*	*
Eric F. Cosentino	—		—	243		*	*
W. Wesley Perry	—		—	35,416	(7)	*	*
Judah Schorr	—		—	22,291		*	*
All directors, Named Executive Officers and other executive officers as a group (13) persons)	4,769,044	(8)	68.1%	2,769,912	(9)	17.5%	76.6%

*	Less than 1%.
d	Voting power represents combined voting power of Common Stock (one vote per share), Class A Stock (three votes per share) and Class B Stock (one-tenth of one vote per share). Excludes stock options.

(1)
Consists of an aggregate of 3,272,326 shares of Class A Stock and 1,491,713 shares of Common Stock, consisting of (i) 1,469,706 shares of Class A Stock held by Mr. Jonas directly, (ii) 6,523 shares of Class A Stock held by the Jonas Family Limited Partnership, (iii) 486,813 shares of Class A Stock held by Howard S. Jonas 2009 Annuity Trust I, (iv) 1,309,284 shares of Class A Stock held by Howard S. Jonas 2009 Annuity Trust II, (v) 275,047 shares of Common Stock beneficially owned by the Jonas Foundation, (vi) 333,333 shares of Common Stock beneficially owned by the Howard S. and Deborah Jonas Foundation, Inc. and (vii) 883,333 shares of restricted Common Stock held by Mr. Jonas directly. Mr. Jonas is the General Partner of the Jonas Family Limited Partnership and, with his wife Deborah Jonas, is the co-trustee of each of The Jonas Foundation, the Howard S. and Deborah Jonas Foundation, the Howard S. Jonas 2009 Annuity Trust I and the Howard S. Jonas 2009 Annuity Trust II.

(2)
Consists of (i) 333,141 shares of Class B Stock held by Mr. Jonas directly, (ii) 300,000 shares of Class B Stock beneficially owned by the Howard S. and Deborah Jonas Foundation, Inc., (iii) 6,523 shares of Class B Stock beneficially owned by the Jonas Family Limited Partnership, (iv) an aggregate of 7,780 shares of Class B Stock beneficially owned by custodial accounts for the benefit of the children of Mr. Jonas (of which Mr. Jonas is the custodian), (v) 1,176,427 shares of restricted Class B Stock held by Mr. Jonas directly and (vi) 1,458 shares of Class B Stock held by Mr. Jonas in his 401(k) plan account as of September 30, 2010. Does not include an aggregate of 1,045,089 shares of Class B Stock beneficially owned by trusts for the benefit of the children of Mr. Jonas, as Mr. Jonas does not exercise or share investment control of these shares.

(3)
In addition, by virtue of his voting control of the Company, Mr. Jonas is deemed to beneficially own 157,500 shares of common stock of IDT Telecom, Inc., which are owned by the Company. Mr. Jonas disclaims beneficial ownership of these shares.

(4)	According to Schedule 13F calculating the number of shares as of June 30, 2010.
(5)
Subject to certain conditions, 225,129 of these shares are convertible, at the option of Mr. Courter, into the number of shares of Genie Energy Corporation equal to 1% of the outstanding equity of Genie Energy Corporation at the time of conversion.

(6)
Consists of (a) 1,080 shares of Class B Stock held by Mr. Pupkin in his 401(k) plan account as of September 30, 2010 and (b) 27,778 shares of Class B Stock of the Company issuable upon the exercise of stock options exercisable within 60 days.

(7)
Consists of (a) 33,333 shares of Class B Stock held by Mr. Perry’s retirement plans and (b) 2,083 shares of Class B Stock held by Mr. Perry. In addition, Mr. Perry owns a 0.2% interest in Genie Energy Corporation, the Company’s subsidiary.

(8)	Consists of the shares set forth above with respect to the Named Executive Officers and directors and 5,005 shares of Common Stock held by the other executive officers.
(9)
Consists of the shares and options set forth above with respect to the Named Executive Officers and directors, 60,402 shares of Class B Stock held by the other executive officers, 154,472 shares of Class B Stock of the Company issuable upon the exercise of stock options exercisable within 60 days held by the other executive officers, and 5,042 shares of Class B Stock held by the other executive officers in their 401(k) plan account as of September 30, 2010.

WHERE STOCKHOLDERS CAN FIND MORE INFORMATION

We file reports and other information with the SEC in accordance with the Exchange Act. Such reports and other information (including, without limitation, the documents incorporated by reference into this Offer to Exchange) may be inspected and copied at the Public Reference Room of the SEC at 100 F Street, NE, Washington, DC 20549. Copies of such material can also be obtained at prescribed rates from the Public Reference Room of the SEC at its Washington address. The SEC also maintains a site on the World Wide Web (www.sec.gov) that contains reports, proxy statements and other information regarding companies like IDT that file electronically with the SEC. For your convenience, please note that current electronic printable copies of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as a copy of this Offer to Exchange, are also available on the Company’s website at www.idt.net, under the heading  “Investor Relations — SEC Filings,”  as well as the SEC’s website at www.sec.gov through the Filings and Forms (EDGAR) pages. In addition, electronic printable copies of the Corporate Governance Guidelines, Code of Business Conduct, Executive and Director Stock Ownership Guidelines and IDT Corporation Whistleblower Procedure and the current charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available on the Company’s website at www.idt.net, under the heading  “Governance.”

The Company will provide stockholders with a copy of its Annual Report on Form 10-K for the fiscal year ended July 31, 2010 filed with the SEC on October 28, 2010, including, without limitation, financial statements and financial statement schedules, and any Quarterly Reports on Form 10-Q filed thereafter, as well as copies of the Corporate Governance Guidelines, Code of Business Conduct, Executive and Director Stock Ownership Guidelines and IDT Corporation Whistleblower Procedure Corporate Governance Guidelines, and the charters of the and the current charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, without charge, upon written request to Bill Ulrey, Vice President–Investor Relations and External Affairs, by phone at (973) 438-3838, by mail addressed to Bill Ulrey, Vice President–Investor Relations and External Affairs, at 520 Broad Street, Newark, NJ 07102, or may be requested through the Investor Relations section of our website: http://www.idt.net/about/ir/overview.asp under the Request Info tab.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this Offer to Exchange information that we have filed with the SEC, which means important information may be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Offer to Exchange. The following documents we filed with the SEC are incorporated herein by reference and will be deemed to be a part hereof:

•	our Annual Report on Form 10-K for the fiscal year ended July 31, 2010 filed with the SEC on October 28, 2010; and

•	our Proxy Statement for our 2010 Annual Stockholders Meeting filed with the SEC on November 3, 2010.

Any statement contained herein or contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Offer to Exchange to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Offer to Exchange. Statements contained in this Offer to Exchange as to the contents of any contract or other document referred to in this Offer to Exchange do not purport to be complete and, where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects to all of the provisions of such contract or other document.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this Offer to Exchange and a copy of any or all other contracts or documents which are referred to in this Offer to Exchange. Requests should be directed to Bill Ulrey, Vice President–Investor Relations and External Affairs, by phone at (973) 438-3838, by mail addressed to Bill Ulrey, Vice President–Investor Relations and External Affairs, at 520 Broad Street, Newark, NJ 07102, or may be requested through the Investor Relations section of our website: http://www.idt.net/about/ir/overview.asp under the Request Info tab.

SCHEDULE A

INFORMATION CONCERNING MEMBERS OF THE BOARD OF DIRECTORS AND THE
 EXECUTIVE OFFICERS OF IDT

Information About IDT

The following sets forth each of the directors and executive officers of the Company as of the date hereof and their respective current positions with the Company as of the date hereof. The business address of each of the directors and executive officers listed below, unless otherwise indicated, is c/o IDT Corporation at 520 Broad Street, Newark, New Jersey 07102. Each of the directors and executive officers listed below is a United States citizen.

Executive Officers
Howard S. Jonas—Chairman of the Board and Chief Executive Officer

Bill Pereira—Chief Financial Officer and Treasurer since January 2009. Previously, he served as Executive Vice President of Finance for the Company from January 2008 to January 2009. Mr. Pereira initially joined the Company in December 2001 when the Company bought Horizon Global Trading, a financial software firm where he was a managing partner. In February 2002, Mr. Pereira joined Winstar Communications, a subsidiary of the Company, as a Senior Vice President of Finance. Mr. Pereira was promoted to CFO of Winstar Communications, a position he held until 2006 when he was named a Senior Vice President of the Company responsible for financial reporting, budgeting and planning.

Samuel (Shmuel) Jonas—Chief Operating Officer since June 2010. Mr. Jonas joined the Company in June 2008 and served as a Vice President until June 2009 when he was elected to serve as the Company’s Vice President of Operations. From 2004 to the present, Mr. Jonas has been the managing member of Arlington Suites, LLC, manager of a thirty million dollar mixed-use ground up development project in the Bronx, New York. From 2006 through 2008, Mr. Jonas was a partner in a 160-unit garden apartment complex in Memphis, Tennessee. Between 2004 and 2005, Mr. Jonas owned and operated various businesses in the food industry, including BID Distribution, a distributor and marketer of frozen desserts to grocery stores and food service operations. From 2001 to 2005, Mr. Jonas owned and operated Dowry, Inc., a food service and off-premises catering company.

Ira A. Greenstein—President

Mitch Silberman—Chief Accounting Officer and Controller since June 2006. Mr. Silberman joined the Company in October 2002 and held various positions, including Director of Financial Reporting and Assistant Controller, until June 2006.

Joyce J. Mason—Executive Vice President, General Counsel and Secretary

Liore Alroy—Executive Vice President since December 2007. Mr. Alroy has also served as the Chief Executive Officer, President and Co-Chairman of IDT Telecom since April 2008. Since October 2004, he has served as the Chief Executive Officer and a Director of Net2Phone, which was an affiliate of the Company that was fully acquired by the Company in March 2006. Mr. Alroy joined the Company in 2001 and has since served in various capacities with the Company and its affiliates, including as a Senior Vice President for Strategic Initiatives.

Claude Pupkin—Executive Vice President since December 2008. Mr. Pupkin leads the Company’s Genie Oil & Gas division and has served as Chief Financial Officer of Genie Energy Corporation since September 2009. Mr. Pupkin joined the Company in early 2003 and has held several positions with the Company and its affiliates. Previously, Mr. Pupkin served as Senior Vice President of Corporate Development.

Directors
Howard S. Jonas

James A. Courter—Vice Chairman of the Board of Directors of IDT Corporation; Senior Partner in the law firm of Courter, Kobert & Cohen.

Lawrence E. Bathgate II—co-founder and partner at Bathgate, Wegener & Wolf, P.C. in Lakewood, New Jersey.

Eric F. Cosentino—Rector of the Episcopal Church of the Divine Love in Montrose, New York.

Judah Schorr—Founder of Judah Schorr MD PC, an anesthesia provider to hospitals, ambulatory surgery centers and medical offices, and has been its President and owner since its inception.

W. Wesley Perry—Owner of S.E.S. Investments, Ltd., an oil and gas investments company; the Mayor of Midland, Texas.

ADDITIONAL INFORMATION

The Letter of Transmittal and certificates for the shares and any other required documents should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust company or their nominee to the Exchange Agent at the following address:

The Exchange Agent for the Exchange Offer is:

If delivering by mail: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	If delivering by hand or courier: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

By Facsimile (for Eligible Institutions only):
(718) 234-5001 Fax cover sheets should provide a call back phone number and request a call back, upon receipt. Confirm Receipt by Calling: (877) 248-6417 or (718) 921-8317

You are directed to contact Bill Ulrey, Vice President–Investor Relations and External Affairs of IDT Corporation at 520 Broad Street, Newark, New Jersey 07102, and phone number 973-438-3838 with any questions or requests for assistance or for additional copies of this Offer, the Letter of Transmittal, or the Notice of Guaranteed Delivery.